Exhibit 99.2

December 17, 2010

Dear COMFORCE Corporation Stockholder:

COMFORCE Corporation (“COMFORCE”) has announced that it and the other named defendants have entered into a binding memorandum of understanding with plaintiffs’ counsel in connection with four previously-consolidated putative class action lawsuits filed in New York in connection with the proposed acquisition of COMFORCE by affiliates of ABRY Partners, LLC.

Under the terms of the memorandum of understanding, COMFORCE, CFS Parent Corp. and CFS Merger Sub Corp. agreed to amend the merger agreement to address certain provisions characterized by the plaintiffs as “preclusive,” and COMFORCE agreed to make certain disclosures to its stockholders relating to the merger, in addition to the information contained in its definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on November 22, 2010. These disclosures, and a copy of the amendment to the merger agreement, are included in our Current Report on Form 8-K filed with the SEC on December 17, 2010 and accompany this letter.

In order to allow stockholders of COMFORCE more time to consider the additional disclosures and the merger agreement amendments, COMFORCE has agreed to delay its previously scheduled special stockholder meeting in connection with the merger. The special stockholder meeting for COMFORCE scheduled for December 20, 2010 will be adjourned to December 27, 2010 starting at 10:00 a.m., local time, at 999 Stewart Avenue, Bethpage, New York 11714, or at any further adjournment of this meeting.

Any proxies or votes already submitted by stockholders in connection with the special meeting will remain valid and will be unaffected by the delay in holding the special meeting or the amendment of the merger agreement. There is no need for any stockholders to vote again.

Our definitive proxy statement, as supplemented by the accompanying Current Report on Form 8-K, provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the SEC.

We are very excited about the merger and urge you to vote “FOR” the proposal to adopt the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you are able. Thank you in advance for your continued support.

Sincerely,

Harry V. Maccarrone
Chief Executive Officer

The Current Report on Form 8-K accompanying this letter is dated December 17, 2010, and is being mailed commencing on December 17, 2010 to our stockholders who owned shares of our common stock and/or preferred stock as of the close of business on November 15, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.